Exhibit 99.1

BOSTON BEER REPORTS THIRD QUARTER VOLUME,
REVENUE AND EARNINGS

BOSTON, MA (10/28/03) — The Boston Beer Company, Inc. (NYSE: SAM) today announced third quarter 2003 volume, revenue and earnings compared to the third quarter 2002.

3rd Quarter Results

Distributor sales of Boston Beer brands to retail (depletions) during the 2003 third quarter totaled 329,000 barrels; approximately a 1.5% increase from the same period in 2002. This marked the ninth consecutive quarter of growth in wholesaler depletions.

For the three month period ended September 27, 2003, Boston Beer recorded net revenue of $55.5 million, a 1.8% decrease from the 3rd quarter in 2002, due to a 0.8% decline in shipment volume coupled with a 1% decline in net revenue per barrel. The following chart compares reported shipment volume for the current period to the prior year.

(in barrels)	Q3-2003	Q3-2002	%Chg

Total Boston Beer Brands	331,281	334,569	-1.0
3rd Party Contract Brewing	1,758	1,211	45.2

Total Company	333,039	335,780	-0.8

The decrease in shipment volume is primarily related to a reduction in shipments in Sam Adams Light® which were higher during the third quarter 2002, as a result of the pipeline fill associated with the completion of the Sam Adams Light® product launch. While wholesaler sales to retailers (depletions) were up approximately 5,000 barrels, wholesaler inventories decreased approximately 8,300 barrels resulting in a decline in Boston Beer shipments to wholesalers of 3,300 barrels.

The 1% decline in net revenue per barrel was due to a shift in the package mix towards kegs from bottles as the selling price per equivalent barrel is higher for bottles than for kegs. This shift is primarily due to the higher shipment volume of Sam Adams Light® bottles during the third quarter 2002 product launch.

The Company earned $4.0 million in net income and $.28 per diluted share for the quarter versus net income of $362,000 and $.02 per diluted share for the same period last year. Gross margins as a percent of net revenue were 58.9% as compared to 58.3% in the prior year third quarter. Advertising, selling and promotion expenses decreased by $7.1 million or 24.3% as compared to the prior year quarter, primarily due to the high level of support for the launch of Sam Adams Light® during the quarter ended September 28, 2002. General and administrative expenses for the quarter increased $951,000 compared to the third quarter of 2002, primarily due to legal fees and related expenses incurred during the third quarter 2003 in connection with the arbitration proceedings with Miller Brewing Company.

Year to Date Results

Year to date Boston Beer Brand distributor sales to retail (depletions) totaled 902,000 barrels, a 2.0% increase from the same period in 2002.

For the nine month period ended September 27, 2003, Boston Beer recorded net revenue of $157.2 million, a 2.4% decrease from the same period in 2002, primarily due to a 3.1% decline in shipment volume. The following chart compares reported sales volume for the current nine months to the same period last year.

Barrels	YTD-2003	YTD-2002	%Chg

Total Boston Beer Brands	927,731	958,738	-3.2
3rd Party Contract Brewing	5,581	4,645	20.2

Total Company	933,312	963,383	-3.1

Wholesaler sales to retailers (depletions) were up approximately 18,000 barrels, while wholesaler inventory build was approximately 49,000 barrels less in this period versus the prior year, resulting in a decline in Boston Beer shipments to wholesalers of 31,000 barrels. Net revenue per barrel increased during the nine months due to price increases.

The Company earned $6.9 million in net income or $.46 per diluted share for the nine months versus net income of $6.5 million and $.39 per diluted share for the same period last year. Gross margins as a percent of net revenue were up slightly to 59.5% as compared to 59.4% in the same period in the prior year. Advertising, promotional and selling expenses decreased by $4.1 million or 5.4%, primarily due to the high level of support for the launch of Sam Adams Light® during the nine months ended September 28, 2002. The increase in general and administrative expenses from the prior year was primarily due to legal fees and related expenses incurred during the nine months ended September 27, 2003 in connection with the arbitration proceedings with Miller Brewing Company.

The Company’s effective tax rate was 37.8% for the nine months ended September 27, 2003, down from 41.2% during the same period 2002. The decline is due to shifting a significant portion of the Company’s investments from taxable to tax-exempt instruments and restructuring the Company’s corporate legal entities.

Shipments and orders in-hand suggest that core business shipments for October and November 2003 will be down approximately 8% as compared to the same period 2002. Actual shipments for the fourth quarter may differ, however, and no inferences should be drawn with respect to shipments in future periods.

Jim Koch, Chairman of The Boston Beer Company, said, “We are encouraged with the positive trends in Samuel Adams Boston Lager and our Seasonal Brands, with the current quarter up slightly, which is a significant change from the downward trends experienced in the first half of 2003. The current TV advertising appears to be having a positive impact on consumer pull. We believe that our strategy to focus on total family growth, through continued investment behind the Samuel Adams Brand Family, is correct. We are also working on developing the optimal advertising program for Sam Adams Light. There remains continued opportunity for Sam Adams Light growth, and we are committed to investing behind proven campaigns to drive that growth.”

William Urich, the Company’s Chief Financial Officer commented on the Company’s security of production supply, “We are confident in our ability to maintain adequate sources of supply in the long-term. We expect a decision by the arbitrators regarding the pending dispute with Miller Brewing Company sometime during the fourth quarter 2003. The outcome of this arbitration may impact fourth quarter earnings, as well as capital expenditures and operating costs ongoing in securing future reliable capacity. The exact economic details will not be known until the decision is received and its implications are analyzed. We currently expect to achieve our previous earnings guidance of double digit earnings growth over the $.62 earned in 2001.”

During the three and nine months ended September 27, 2003, the Company repurchased 781,000 and 2.1 million shares, respectively, of its Class A Common Stock for an aggregate purchase price of $11.9 and $29.2 million, respectively. In August 2003, the Company’s Board of Directors increased the aggregate expenditure limitation on the Company’s Class A Common Stock from $70.0 million to $80.0 million. As of October 23, 2003, the Company had $5.3 million remaining on the authorized share buyback expenditure limit. Since the beginning of the share repurchase program, the Company has repurchased a total of approximately 7.1 million shares of its Class A Common Stock for an aggregate purchase price of $74.7 million through October 23, 2003. As of October 23, 2003, the Company has 9.7 million shares of Class A Common Stock outstanding and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America’s leading brewer of world-class beer. Founded in 1984 by sixth-generation brewer Jim Koch, the Company has won more than 500 international awards for its better-tasting beers. Samuel Adams Boston Lager® is the Company’s flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samadams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended December 28, 2002 and for December 29, 2001. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or be obtained by contacting the Company or the SEC.

Tuesday, October 28, 2003

THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:

	(unaudited)		(unaudited)
	Quarter Ended		9 Months Ended

	September 27,	September 28,	September 27,	September 28,
	2003	2002	2003	2002

Barrels sold	333	336	933	964
Gross revenue	$61,584	$62,602	$173,868	$178,298
Less excise taxes	6,039	6,043	16,684	17,207

Net revenue	55,545	56,559	157,184	161,091
Cost of goods sold	22,853	23,569	63,590	65,450

Gross profit	32,692	32,990	93,594	95,641
Advertising, promotional and selling expenses	22,239	29,366	71,555	75,643
General and administrative expenses	4,348	3,397	11,820	10,745

Total operating expenses	26,587	32,763	83,375	86,388

Operating income	6,105	227	10,219	9,253
Interest income, net	287	334	941	731
Other income (expenses), net	3	13	(1)	1,039

Income before income taxes	6,395	574	11,159	11,023
Provision for income taxes	2,407	212	4,218	4,539

Net income	$3,988	$362	$6,941	$6,484

Net income per share — basic	$0.28	$0.02	$0.46	$0.40

Net income per share — diluted	$0.28	$0.02	$0.46	$0.39

Weighted average number of common shares — basic	14,183	15,878	15,001	16,196

Weighted average number of common shares — diluted	14,465	16,175	15,254	16,520

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

Consolidated Balance Sheets:

	(unaudited)
	September 27,	December 28,
	2003	2002

Assets
Current Assets:
Cash and cash equivalents	$19,626	$20,608
Short-term investments	15,131	32,001
Accounts receivable, net of allowance for doubtful accounts of $524 and $689 as of September 27, 2003 and December 28, 2002, respectively	14,528	17,830
Inventories	11,248	8,342
Prepaid expenses	1,016	1,284
Deferred income taxes	1,461	1,959
Other current assets	1,950	1,513

Total current assets	64,960	83,537
Property, plant and equipment, net	18,134	20,202
Other assets	2,495	1,690
Goodwill	1,377	1,377

Total assets	$86,966	$106,806

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$9,603	$8,997
Accrued expenses	16,869	15,874

Total current liabilities	26,472	24,871
Deferred income taxes	2,143	2,406
Other long-term liabilities	668	697
Commitments and Contingencies
Stockholders’ Equity
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 16,808,907 and 16,674,556 issued as of September 27, 2003 and December 28, 2002, respectively	(168)	166
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	(41)	41
Additional paid-in capital	60,658	59,144
Unearned compensation	(284)	(189)
Other comprehensive income	147	419
Retained earnings	71,141	64,200
Treasury stock, at cost 7,066,267 and 5,011,947 shares as of September 27, 2003 and December 28, 2002, respectively	(74,188)	(44,949)

Total stockholders’ equity	57,683	78,832

Total liabilities and stockholders’ equity	$86,966	$106,806

Consolidated Statements of Cash Flows:

	(unaudited)
	9 Months Ended

	September 27,	September 28,
	2003	2002

Cash flows from operating activities:
Net income	$6,941	$6,484
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	4,232	4,497
Loss on disposal of fixed assets	30	206
Bad debt expense	(39)	116
Realized gain on sale of marketable equity security	(128)	(21)
Stock option compensation expense	65	64
Changes in assets and liabilities:
Accounts receivable	3,344	(699)
Inventories	(2,906)	(2,343)
Prepaid expenses	268	38
Other current assets	(704)	(623)
Deferred taxes	234	380
Other assets	(1,411)	(942)
Accounts payable	606	2,311
Accrued expenses	1,392	2,413
Other long-term liabilities	(29)	(286)

Net cash provided by operating activities	11,895	11,595

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,504)	(1,663)
Proceeds on disposal of fixed assets	32	202
Purchases of available-for-sale securities	(3,685)	(36,130)
Purchases of held-to-maturity securities	—	(9,027)
Proceeds from the sale of available-for-sale securities	20,410	16,080

Net cash provided by (used in) investing activities	15,253	(30,538)

Cash flows from financing activities:
Purchase of treasury stock	(29,239)	(9,877)
Proceeds from exercise of stock options	943	304
Net proceeds from the sale of Investment Shares	166	84

Net cash used in financing activities	(28,130)	(9,489)

Change in cash and cash equivalents	(982)	(28,432)
Cash and cash equivalents at beginning of period	$20,608	45,838

Cash and cash equivalents at end of period	$19,626	$17,406

Supplemental disclosure of cash flow information:
Taxes paid	$3,339	$3,773